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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE         For more information, contact:
                              Quenta P. Vettel, Corporate Communications
                              (386) 418-8888


RTI Announces Officers Leaving Company; Delays 4Q01 and Year-end Release

FDA Favorably Concludes Review of BioCleanse(TM)

ALACHUA, FL (February 1, 2002) - Regeneration Technologies, Inc. (RTI) (Nasdaq:
RTIX) today announced that Richard Allen, chief financial officer, and James Abraham, vice president, sales and marketing, are leaving the company, effective immediately.

Additionally, RTI is delaying the release of its fourth quarter and 2001 results while management completes its evaluation of certain inventory issues that were identified in the process of completing the preparation of RTI's annual financial statements for the year ended December 31, 2001.

The company also is evaluating whether these issues may affect RTI's previously reported quarterly financial results. Although RTI's annual results have not been finalized, company officials expect to report a loss for both the quarter and the year ended December 31, 2001. The company will promptly announce its results upon completion of its evaluation, which may take several weeks.

In addition, Regeneration Technologies announced that in a letter released January 25, 2002, the Food and Drug Administration (FDA) has concluded the compliance portion of its review of the company's BioCleanse(TM) tissue sterilization process and has determined that based on validation data submitted by RTI and current Agency requirements, no regulatory action is warranted.

The FDA's letter also said that the agency appreciates RTI's cooperation and timely provision of information necessary for the agency "to thoroughly understand and resolve the important safety issues that relate to the BioCleanse(TM) process for removal or inactivation of conventional agents, particularly in light of the recent public health events concerning disease transmission involving allografts."

The January 25th letter is the FDA's response to its review of RTI's BioCleanse(TM) system undertaken last summer after the Agency raised concerns about the process in a letter dated May 3, 2001.

"We are extremely pleased that the FDA has determined our scientific studies prove that the BioCleanse(TM) process prevents contamination and cross-contamination of processed tissue with representative bacteria and viruses," said RTI President and CEO Brian K. Hutchison. "RTI is proud to offer a validated tissue sterilization process, which provides the highest level of assurance available in the industry, and which has now been thoroughly reviewed by FDA."
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RTI also has committed to taking a lead role in working with the FDA, the
Centers for Disease Control and Prevention and the tissue industry to study ways of continuing to improve the safety of human musculoskeletal tissue and tissue-based products.

"In the wake of recent incidents of contaminated tissue, government and industry officials are now more aware that without effective sterilization technologies, bacteria and viruses in tissues can cause fatalities," said Hutchison. "RTI is committed to being an industry leader in developing and enhancing effective sterilization technologies like the BioCleanse(TM) process to help avoid contamination concerns and protect public health."

RTI's BioCleanse(TM) system is a patent-pending process that adds an extra measure of safety to RTI's allografts by sterilizing the tissue, ensuring surgeons and their patients receive an allograft free of any bacteria or virus. RTI has distributed more than 200,000 allografts treated by the BioCleanse(TM) system since March 2000 with no incidence of infection.

"I have reviewed RTI's BioCleanse(TM) system design, validation studies and risk analyses, and I feel that the BioCleanse(TM) process is a very safe method for cleansing allograft tissue," said Jeffrey Wang, M.D., Chief of Spine Surgery at UCLA's Department of Orthopedic Surgery. "Having an automated and validated processing system sets a high standard for tissue safety and quality - and greatly benefits patients."


The BioCleanse(TM) validation studies submitted by RTI to the FDA represent a combination of previously conducted studies, modifications of previous studies and novel methodologies suggested by the Agency for demonstrating sterilization of tissue-based products.

"Of particular significance to this review is a new generation of viral inactivation studies we conducted last summer," said C. Randal Mills, Ph.D., RTI's Director of Scientific Affairs. "These new studies further demonstrate virus inactivation within the tissue matrix, as well as the absence of cross-contamination between tissues."

Before tissues are processed using the BioCleanse(TM) system, tissue recovery agencies screen every potential donor, interview family members and evaluate the donor's medical records. Collected tissue is then tested for the presence of viral and bacterial disease. Only after tissue has passed this screening and testing is it sterilized in batches through the BioCleanse(TM) process.

RTI processes allograft tissue into shaped implants for use in orthopedic and other surgeries. By processing allograft tissue into forms that can be used in many types of surgical procedures (orthopedic, urologic, craniofacial and cardiovascular surgery), RTI enables patients to benefit from the gift of donated tissues. Allografts processed by RTI include the patented MD-Series(TM) threaded bone dowels, Cornerstone-SR(TM) blocks, Osteofil/Regenafil(TM) injectable bone paste, FasLata(TM) fascia lata tissue, and cortical bone pins and interference screws.

Except for historical information, any statements made in this press release about the Company's anticipated financial results, future operational results or regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the Company's
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public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the Company's SEC filings may be obtained by contacting the Company or the SEC or by visiting the SEC's Web site at www.sec.gov.
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